Exhibit 1.04
Agreement and Plan of Merger among Pure Vanilla eXchange, Inc. (“Old Pure Vanilla”), NVS Entertainment, Inc. and NVS Acquisition Corp.

AGREEMENT AND PLAN OF MERGER

AMONG

PURE VANILLA EXCHANGE, INC.,

NVS ENTERTAINMENT, INC.

AND

NVS ACQUISITION CORP.

March 9, 2006

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger (this "Agreement") is entered into as of March 9, 2006 by and among NVS Entertainment, Inc., a Nevada corporation ("NVS"), NVS Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of NVS ("Acquisition Subsidiary"), and Pure Vanilla eXchange, Inc., a Nevada corporation ("PVx"). NVS, Acquisition Subsidiary and PVx are referred to collectively herein as the "Parties."

WHEREAS, this Agreement contemplates a merger of Acquisition Subsidiary with and into PVx, with PVx being the surviving corporation in the merger (the "Merger"). In the Merger, the shareholders of PVx will receive common stock of NVS in exchange for their capital stock of PVx.

WHEREAS, NVS, Acquisition Subsidiary, and PVx desire that the Merger qualify as a "plan of reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and not subject the holders of equity securities of PVx to tax liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows.

ARTICLE I
THE MERGER

1.1  The Merger. Upon and subject to the terms and conditions of this Agreement, Acquisition Subsidiary shall merge with and into PVx at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of PVx shall cease and PVx shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Parties file a certificate of merger and other appropriate or required documents prepared and executed in accordance with Section 92A.200 of the Nevada Revised Statutes (the "Certificate of Merger") with the Secretary of State of Nevada. The Merger shall have the effects set forth in Section 92A.250 of the Nevada Revised Statutes (the "Nevada Corporations Law").

1.2  The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Boylan, Brown, Code, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, New York commencing at 10:00 a.m. local time on March __, 2006, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

1.3  Actions at the Closing. At the Closing:

(a)  PVx shall deliver to NVS and Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)  NVS and Acquisition Subsidiary shall deliver to PVx the various certificates, instruments and documents referred to in Section 5.3;

(c)  the Surviving Corporation shall file with the Secretary of State of Nevada the Certificate of Merger;

(d)  each of the shareholders of record of PVx immediately prior to the Effective Time (the "PVx Shareholders") shall deliver to NVS the certificate(s) representing his, her or its PVx Shares (as defined below); provided, however, that if any such certificates shall not be delivered prior to the Effective time, such certificates shall be deemed to represent the number of Merger Shares into which they shall have been converted and may be exchanged at any time thereafter for certificates representing such Merger Shares; and

(e)  NVS, shall deliver certificates for the Merger Shares (as defined below) to each PVx Shareholder who has surrender certificates representing his, her or its PVx Shares in accordance with Section 1.5

1.4  Additional Actions. If at any time after the Effective Time, the Surviving Corporation shall consider, or be advised that, any further assignments or assurance in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of PVx acquired by reason of, or as a result of, the Merger, PVx shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Surviving Corporation, and the proper directors and officers of the Surviving Corporation are fully authorized in the name of PVx to take any and all such actions.

1.5  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)  Each share of Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall, without further action by Acquisition Subsidiary, NVS or PVS be converted into one share of the Surviving Corporation.

(b)  Each share of Common Stock, $.01 value per share “PVx Common Stock”), of PVx issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall be converted into and represent the right to receive (subject to the provisions of Section 1.7) such number of shares of common stock, $0.01 par value per share, of NVS ("NVS Common Stock") as is equal to the Conversion Ratio (as defined below).

(c)  Each share of NVS Common Stock that is owned by PVx at the Effective Time shall, without further action by PVx or NVS, be cancelled.

(d)  The "Conversion Ratio" shall be equal to 9.5472, the result obtained by dividing (i) 42,274,536 shares of NVS Common Stock by (ii) 4,427,958, the total number of outstanding shares of PVx Common Stock immediately prior to the Effective Time on a fully-diluted basis after giving effect to the exercise of all outstanding Options (as defined below). The shares of NVS Common Stock into which the PVx Shares are so converted are referred to herein as the "Merger Shares."

1.6       Dissenting Shares.

(a)  Promptly (and in any event within ten (10) days) after the Effective Time, the Surviving Corporation shall give each PVx Shareholder who did not consent in writing to the adoption of this Agreement and the Merger written notice in accordance with Section 92A.410(2) of the Nevada Corporations Law that such actions were taken and send them the dissenters’ rights notice described in Section 92A.430 of the Nevada Corporations Law.

(b)  For purposes of this Agreement, "Dissenting Shares" means shares of PVx Common Stock held as of the Effective Time by a PVx Shareholder who has not voted such shares of PVx Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 92A.440 of the Nevada Corporations Law. Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares, unless such PVx Shareholder's right to appraisal shall have ceased in accordance with Section 92A.440 of the Nevada Corporations Law. If such PVx Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such PVx Shares pursuant to Section 1.5 (subject to the provisions of Section 1.7), and (ii) promptly following the occurrence of such event, NVS shall deliver to such PVx Shareholder a certificate representing the Merger Shares to which such holder is entitled.

(c)  PVx shall give NVS prompt notice of any written demands for appraisal of any shares of PVx Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by PVx. PVx shall not, except with the prior written consent of NVS, make any payment with respect to any demands for appraisal of shares of PVx Common Stock or offer to settle or settle any such demands.

1.7  Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to PVx Shareholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of PVx Common Stock converted into Merger Shares pursuant to Section 1.5 ("Certificates") and such PVx Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of NVS with respect to any fractional Merger Shares that would have otherwise been issued to such PVx Shareholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former PVx Shareholder that would have been entitled to receive a fractional Merger Share shall, on proper surrender of such person's Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such PVx Shareholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded upward to the nearest whole number); provided that each such PVx Shareholder shall receive at least one Merger Share.

1.8  Options and Warrants.

(a)  As of the Effective Time, all options to purchase shares of PVx Common Stock issued by PVx ("Options"), whether vested or unvested, shall, in accordance with the terms of PVx’ 2006 Incentive Stock Option Plan (the “PVx Plan”), entitle the holder thereof to purchase that number of shares of NVS Common Stock as is equal to the number of shares of PVx Common Stock subject to the unexercised portion of the Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number, as provided in Section 1.7), with the purchase price per share being adjusted accordingly.

(b)  NVS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NVS Common Stock for delivery upon exercise of Options in accordance with this Section 1.8.

1.9  Articles of Incorporation and Bylaws.

(a)  The Certificate of Incorporation of PVx in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

(b)  The Bylaws of PVx in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

1.10  No Further Rights. From and after the Effective Time, no PVx Shares shall be deemed to be outstanding, and holders of Certificates representing PVx Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

1.11  Closing of Transfer Books. At the Effective Time, the stock transfer books of PVx shall be closed and no transfer of PVx Shares shall thereafter be made. If, after the Effective Time, certificates representing PVx Shares are presented to NVS or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to Section 1.6 and to applicable law in the case of Dissenting Shares.

1.12  Exemption From Registration. NVS and PVx intend that the shares of NVS Common Stock to be issued pursuant to Section 1.5 hereof or upon exercise of Options will be issued in a transaction exempt from registration under the Securities Act by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PVx

PVx represents and warrants to NVS that the statements contained in this Article II are true and correct. For purposes of this Article II, the phrase "to the knowledge of PVx" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of PVx, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1  Organization, Qualification and Corporate Power. PVx is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada. PVx is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below). PVx has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PVx has furnished or made available to NVS complete and accurate copies of its Articles of Incorporation and Bylaws. PVx is not in default under or in violation of any provision of its Articles of Incorporation, as amended to date, or its Bylaws, as amended to date. For purposes of this Agreement, " Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the entity with respect to which the effect occurs.

2.2  Capitalization. The authorized capital stock of PVx consists of 10,000,000, shares of common stock, par value $.01 per share ("PVx Common Stock"). As of the date of this Agreement, 4,427,958 shares of PVx Common Stock were issued and outstanding. As of the date of this Agreement, there were no outstanding options to purchase shares of PVx Common Stock pursuant to the PVx Plan or otherwise. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to PVx. There are no agreements to which PVx is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the “Securities Act”), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of PVx. To the knowledge of PVx, there are no agreements among other parties, to which PVx is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of PVx. All of the issued and outstanding shares of PVx Common Stock were issued in compliance with applicable federal and state securities laws.

2.3  Authorization of Transaction. PVx has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by PVx of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding PVx Shares entitled to vote on this Agreement and the Merger (the "Requisite PVx Shareholder Approval"), the consummation by PVx of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of PVx. Without limiting the generality of the foregoing, the Board of Directors of PVx (i) determined that the Merger is fair and in the best interests of PVx and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Nevada Corporations Law, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of PVx for their adoption and approval and resolved to recommend that the shareholders of PVx vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by PVx and constitutes a valid and binding obligation of PVx, enforceable against PVx in accordance with its terms.

2.4  Non-contravention. Subject to the filing of the Certificate of Merger as required by the Nevada General Corporation Law, neither the execution and delivery by PVx of this Agreement, nor the consummation by PVx of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of PVx, as amended to date, (b) require on the part of PVx any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which PVx is a party or by which PVx is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of PVx or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PVx or any of its properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of PVx and not material to PVx. "Ordinary Course of Business" means the ordinary course of PVx's business, consistent with past custom and practice (including with respect to frequency and amount).

2.5  Subsidiaries.

(a)  PVx has no Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean a corporation, partnership, joint venture or other entity in which an entity has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein.

(b)  PVx does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability PVx, joint venture, trust or other business association which is not a Subsidiary.

2.6  Financial Statements. PVx has provided or made available to NVS (a) the unaudited balance sheet of PVx at December 31, 2005, and the related statements of operations and cash flows for the period from its formation until such date (collectively, the "PVx Year-End Financial Statements") and (b) the unaudited balance sheet of PVx (the "PVx Interim Balance Sheet") at January 31, 2006 (the "PVx Interim Balance Sheet Date") and the related statements of operations and cash flows for the period then ended (collectively, the "PVx Interim Financial Statements," and with the Year-End Financial Statements, the "PVx Financial Statements"). The PVx Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of PVx as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of PVx; provided, however, that the PVx Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7  Absence of Certain Changes. Since the PVx Interim Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect.

2.8  Undisclosed Liabilities. PVx has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6, (b) liabilities which have arisen since PVx Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9  Tax Matters.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)  "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)  PVx has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. PVx is not and never has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. PVx has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of PVx for tax periods through PVx Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on PVx Interim Balance Sheet. PVx has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included PVx during a prior period) other than PVx. All Taxes that PVx is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c)   PVx has delivered or made available to NVS complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by PVx. No examination or audit of any Tax Return of PVx by any Governmental Entity has ever been made or is currently in progress or, to the knowledge of PVx, threatened or contemplated. PVx has not been informed by any jurisdiction that the jurisdiction believes that PVx was required to file any Tax Return that was not filed. PVx has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)   PVx: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of PVx are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e)  None of the assets of PVx: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)  PVx has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g)  No state or federal "net operating loss" of PVx determined as of the Effective Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10  Assets. PVx owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of PVx (tangible or intangible) is subject to any Security Interest.

2.11  Owned Real Property. PVx owns no real property.

2.12  Real Property Leases. PVx leases no real property other than the lease to its principal place of business, which is located at 144 E. 44th Street, New York, New York, an accurate copy of which has been made available to NVS. Such leased is legal, valid, binding, enforceable and in full force and effect, and neither PVx nor any; other party is in breach or violation of, or default under, such lease, and no event has occurred, is pending or, to the knowledge of PVx, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by PVx or, to the knowledge of PVx, any other party under such lease or sublease. PVx has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold

2.13  Intellectual Property. PVx owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by PVx to other parties (together, the "Customer Deliverables") and (ii) to operate the internal systems of PVx that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to PVx and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "PVx Intellectual Property"). Each item of PVx Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. PVx has taken all reasonable measures to protect the proprietary nature of each item of PVx Intellectual Property. To the knowledge of PVx, (a) no person or entity has any rights to any of PVx Intellectual Property owned by PVx except pursuant to agreements or licenses entered into by PVx and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of PVx Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.14  Contracts. PVx is not a party to any material agreements, other than a license from Nimble Group, Inc., to use certain of the PVx Intellectual Property, a copy of which has been made available to NVS.

2.15   Powers of Attorney. There are no outstanding powers of attorney executed on behalf of PVx.

2.16  Insurance. PVx maintains insurance policies of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of PVx. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, PVx is not liable for retroactive premiums or similar payments, and PVx is otherwise in compliance in all material respects with the terms of such policies. PVx has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.17  Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against PVx.

2.18  Warranties. No service sold or delivered by PVx is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the PVx, which have been made available to NVS

2.19  Employees. PVx is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. PVx has no knowledge of any organizational effort made or threatened by or on behalf of any labor union with respect to employees of PVx. To the knowledge of PVx there are no circumstances or facts which could individually or collectively give rise to a suit based in discrimination of any kind.

2.20  Employee Benefits.

(a)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)  "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included PVx.

(b)  Each Employee Benefit Plan maintained or contributed to by PVx has been administered in all material respects in accordance with its terms and PVx and each ERISA Affiliate has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. PVx, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)  To the knowledge of PVx, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d)   All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)  Neither PVx nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)   At no time has PVx or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

(g)   There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of PVx (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h)   No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by PVx or any ERISA Affiliate that would subject PVx or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i)   No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

(j)   Each Employee Benefit Plan is amendable and terminable unilaterally by PVx at any time without liability to PVx as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits PVx from amending or terminating any such Employee Benefit Plan.

(k)   No agreement with any shareholder, director, executive officer or other key employee of PVx is materially altered upon the occurrence of a transaction involving PVx of the nature of the transactions contemplated by this Agreement.

2.21  Environmental Matters.

(a)   PVx has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of PVx, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving PVx. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA”).

(b)  To the knowledge of PVx there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by PVx.

2.22  Legal Compliance. PVx, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

2.23  Certain Business Relationships With Affiliates. No Affiliate of PVx (a) owns any property or right, tangible or intangible, which is used in the business of PVx, (b) has any claim or cause of action against PVx, or (c) owes any money to, or is owed any money by, PVx; except that Nimble Group, Inc., an affiliate of PVx, is the licensor of certain of the PVx Intellectual Property to PVx, provides certain services to PVx and, in connection therewith, is entitled to receive certain payments from PVx.

2.24  Brokers' Fees. PVx has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.25  Books and Records. The minute books and other similar records of PVx contain complete and accurate records of all actions taken at any meetings of PVx's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of PVx accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of PVx and have been maintained in accordance with good business and bookkeeping practices.

2.26  Disclosure. No representation or warranty by PVx contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of PVx pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. PVx has disclosed to NVS all material information relating to its business PVx and the transactions contemplated by this Agreement.

2.27  Board Actions. PVx's Board of Directors (a) has unanimously determined that the Merger is fair and in the best interests of PVx shareholders and is on terms that are fair to such PVx shareholders and has recommended the Merger to PVx shareholders, and (b) shall submit the Merger and this Agreement to the vote and approval of PVx shareholders or the approval of PVx shareholders by written consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NVS
AND ACQUISITION SUBSIDIARY

Each of NVS and Acquisition Subsidiary represents and warrants to PVx as follows:

3.1  Organization, Qualification and Corporate Power.

(a)  Each of NVS and Acquisition Subsidiary: is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has furnished or made available to PVx complete and accurate copies of its Certificate of Incorporation and Bylaws. .

(b)  NVS is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification; has all +requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(c)  Acquisition Subsidiary is a newly-formed entity and has never transacted business. Acquisition Subsidiary has no assets other than the nominal amounts contributed to it by NVS in consideration for the issuance of the shares of its Common Stock owned by NVS. Acquisition Subsidiary has no liabilities.

3.2  Capitalization.

(a)  The authorized capital stock of NVS consists of 500,000,000 shares of NVS Common Stock, of which 50,496,086 shares were issued and outstanding as of the date of this Agreement. The NVS Common Stock is presently eligible for quotation and is quoted on the Pink Sheets Electronic Quotation Service. All of the issued and outstanding shares of NVS Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. All of the Merger Shares, when issued in accordance with this Agreement will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, conversion, stock appreciation, phantom stock or similar rights with respect to NVS or the NVS Common Stock.. There are no agreements to which NVS is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NVS. To the knowledge of PVx, there are no agreements among other parties, to which NVS is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of NVS. All of the issued and outstanding NVS Shares were issued in compliance with applicable federal and state securities laws

(b)  The authorized capital stock of Acquisition Subsidiary consists of 75,000 shares of common stock without par value, of which 100 shares are issued and outstanding as of the date of this Agreement, all of which are owned by NVS. All of the issued and outstanding shares of Acquisition Subsidiary Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, conversion, stock appreciation, phantom stock or similar rights with respect to Acquisition Subsidiary or its Common Stock. There are no agreements to which NVS is a party or by which it is bound with respect to the voting, sale or transfer of Acquisition Subsidiary Common Stock.

3.3  Authorization of Transaction. Each of NVS and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by NVS and Acquisition Subsidiary of this Agreement and the agreements contemplated hereby and thereby (collectively, the "Transaction Documentation") and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Common Stock of Acquisition Subsidiary entitled to vote on this Agreement and the Merger, the consummation by NVS and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Acquisition Subsidiary, respectively. The consummation by NVS and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the NVS and Acquisition Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by NVS and Acquisition Subsidiary and constitutes a valid and binding obligation of NVS and Acquisition Subsidiary, enforceable against them in accordance with its terms.

3.4  Non-contravention. Subject to compliance with the applicable requirements of the Securities Act of 1933, as amended, and any applicable state securities laws and the filing of the Certificate of Merger as required by the Nevada Corporations Law, neither the execution and delivery by NVS or Acquisition Subsidiary of this Agreement or the Transaction Documentation, nor the consummation by NVS or Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of NVS or Acquisition Subsidiary, (b) require on the part of NVS or Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which NVS or Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject.

3.5  Subsidiaries.

(a)  NVS has no Subsidiaries other than Acquisition Subsidiary. Acquisition Subsidiary has no Subsidiaries.

(b)  Neither NVS nor Acquisition Subsidiary controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6  Compliance with Laws. NVS:

(a)  and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

(b)  has complied with all federal and state securities laws and regulations;

(c)  has not, and the past and present officers, directors and Affiliates of NVS have not, been the subject of, nor does any officer or director of NVS have any reason to believe that NVS or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)  has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)  has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of NVS have any reason to believe that NVS or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)  does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)  is not a "blank check company" as such term is defined by Rule 419 of the Securities Act.

3.7  Financial Statements. NVS has provided or made available to NVS (a) the unaudited balance sheet of NVS at December 31, 2005, and the related statements of operations and cash flows for the year then ended period from its formation until such date (collectively, the "NVS Year-End Financial Statements") and (b) the unaudited balance sheet of NVS (the "NVS Interim Balance Sheet") at January 31, 2006 (the "NVS Interim Balance Sheet Date") and the related statements of operations and cash flows for the period then ended (collectively, the "NVS Interim Financial Statements," and with the Year-End Financial Statements, the "NVS Financial Statements"). The NVS Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of NVS as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of NVS; provided, however, that NVS Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

3.8  Absence of Certain Changes. Since the NVS Interim Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect.

3.9  Litigation. As of the date of this Agreement, there is no Legal Proceeding which is pending or, to NVS's knowledge, threatened against NVS which, if determined adversely to NVS, could have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.10  Undisclosed Liabilities. NVS has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for liabilities shown on NVS Interim Balance Sheet.

3.11  Tax Matters.

(a)  NVS has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. NVS is not nor has it ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. NVS has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of NVS for tax periods through NVS Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on NVS Interim Balance Sheet. NVS has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included NVS during a prior period). All Taxes that NVS is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)  NVS has delivered or made available to PVx complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by NVS. No examination or audit of any Tax Return of NVS by any Governmental Entity is currently in progress or, to the knowledge of NVS, threatened or contemplated. NVS has not been informed by any jurisdiction that the jurisdiction believes that NVS was required to file any Tax Return that was not filed. NVS has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)  NVS: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of NVS are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  None of the assets of NVS: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)  NVS has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f)  No state or federal "net operating loss" of NVS determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.12  Assets. NVS has no assets, real or personal, tangible or intangible, other than the cash shown on the Financial Statements

(a)  Real Property Leases. NVS leases no real property.

3.13  Intellectual Property.

(a)  NVS neither owns nor licenses any Intellectual Property.

(b)  NVS has not infringed, violated or misappropriated any Intellectual Property rights of any person or entity, nor has it received any complaint, claim or notice, or written threat thereof, alleging any such infringement, violation or misappropriation.

3.14  Contracts. NVS is not a party to any Contract.

3.15  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of NVS.

3.16  Insurance. NVS has in full force and effect polices of insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of NVS. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and NVS is not liable for retroactive premiums or similar payments

3.17  Employees. NVS has no employees.

3.18  Employee Benefits.

(a)   Neither NVS nor any ERISA Affiliate maintains or contributes, or has ever maintained or contributed to, any Employee Benefit Plans

(b)  At no time has NVS or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

(c)  NVS has no:

(i)  agreement with any present or former stockholder, director, executive officer or other key employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NVS of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;

(ii)  agreement, plan or arrangement under which any person may receive payments from NVS that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and

(iii)  agreement or plan binding NVS, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with generally accepted accounting principles.

3.19   Environmental Matters.

(a)  NVS has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of NVS, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving NVS.

(b)   NVS is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by NVS.

3.20  Permits. There are no permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) that are required to be issued to or held by NVS in connection with the Business or operations of NVS as presently conducted.

3.21  Certain Business Relationships With Affiliates. No Affiliate of NVS (a) owns any property or right, tangible or intangible, which is used in the business of NVS, (b) has any claim or cause of action against NVS, (c) is a party to any Contract with NVS or (d) owes any money to, or is owed any money by, NVS.

3.22  Tax-Free Reorganization.

(a)  NVS (i) is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(b)  Acquisition Subsidiary is a wholly-owned subsidiary of NVS, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)  Immediately prior to the Merger, NVS will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d)  Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Acquisition Subsidiary immediately prior to the Merger (for purposes of this representation, amounts used by the Acquisition Subsidiary to pay reorganization expenses, if any, will be included as assets of Acquisition Subsidiary held immediately prior to the Merger).

(e)  NVS has no present plan or intention to reacquire any of the Merger Shares.

(f)   Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g)  Following the Merger, the Surviving Corporation will continue PVx's historic business or use a significant portion of PVx's historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

3.23  Brokers' Fees. Neither NVS nor Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.24  Disclosure. No representation or warranty by NVS contained in this Agreement or in any of the Transaction Documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of NVS pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.25  Interested Party Transactions. To the knowledge of NVS, no officer, director or stockholder of NVS or any "affiliate" (as such term is defined in Rule 12b-2 under the Exchange Act) or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such person has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by NVS or (ii) purchases from or sells or furnishes to NVS any goods or services, or (b) a beneficial interest in any contract or agreement to which NVS is a party or by which it may be bound or affected. NVS has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of NVS.

3.26  Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 3 are qualified by "knowledge" or "belief," NVS represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.27  Minute Books . The minute books, if any, of NVS contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of organization of each such corporation through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material. NVS has provided true and complete copies of all such minute books, if any, to PVx's representatives.

3.28  Board Action. NVS's Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of NVS's stockholders and is on terms that are fair to such NVS stockholders and has recommended the Merger to NVS stockholders, and (b) shall submit the Merger and this Agreement to the vote and approval of NVS stockholders or the approval of NVS stockholders by written consent.

ARTICLE IV

COVENANTS

4.1  Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2  Governmental and Third-Party Notices and Consents.

(a)  Waivers, etc. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)  Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, PVx shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

4.3  Access to Information.

(a)  Each of the parties shall permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of such party to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such party.

(b)  Each party (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the disclosing party all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of a party that is furnished in writing to another party in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the recipient, (C) which the recipient knew or to which it had access prior to disclosure or (D) which the recipient rightfully obtains from a source other than the disclosing party.

4.4  Expenses. The costs and expenses (including legal fees and expenses of NVS and PVx) incurred by each party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which incurred the same.

4.5  Indemnification.

(a)  NVS shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Bylaws of PVx for the benefit of any individual who served as a director or officer of PVx at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)  From and after the Effective Time, NVS agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of PVx (the "Indemnified Executives") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nevada law (and NVS and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Nevada law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1  Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)  this Agreement and the Merger shall have received the Requisite PVx Shareholder Approval and the approval of NVS, as the sole shareholder of Acquisition Subsidiary.

(b)  satisfactory completion by NVS and PVx of all necessary legal due diligence; and

(c)  Harry Jose, the current President of NVS, or a corporation controlled by him, shall have executed a consulting agreement satisfactory to him or such corporation, PVx and NVS, pursuant to which the consultant will be paid a consulting fee of $60,000 for one year, which agreement shall be renewable by agreement of the parties for an additional one-year term.

5.2  Conditions to Obligations of NVS and Acquisition Subsidiary. The obligation of each of NVS and Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by NVS) of the following additional conditions:

(a)  PVx shall have obtained (and shall have provided copies thereof to NVS) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, that are required in order for it to enter into this agreement and to consummate the Merger;

(b)  the representations and warranties of PVx set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 5.2(c));

(c)  PVx shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

(e)  PVx shall have delivered to NVS and the Acquisition Subsidiary a certificate (the "PVx Certificate") to the effect that each of the conditions specified in clauses (a) and (c) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving PVx) of this Section 5.2 is satisfied in all respects.

5.3  Conditions to Obligations of PVx. The obligation of PVx to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)  the representations and warranties of NVS and the Acquisition Subsidiary set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of NVS and the Acquisition Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of NVS and Acquisition Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)  each of NVS and Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c)  no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)  NVS shall have delivered to PVx a certificate (the "NVS Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (e) relates to Legal Proceedings involving NVS) of this Section 5.3 is satisfied in all respects; and

(e)  PVx shall have received a certificate of NVS's transfer agent and registrar certifying that as of the closing Date there are 50,496,086 shares of NVS Common Stock issued and outstanding, including the shares of NVS Common Stock sold by Harry Jose to PVx that are to be cancelled at the Effective Time

ARTICLE VI

INDEMNIFICATION

6.1  Indemnification by PVx Shareholders. The PVx Shareholders receiving the Merger Shares pursuant to Section 1.5 (the “PVx Shareholders”) shall indemnify NVS in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or NVS or any Affiliate thereof resulting from, relating to or constituting:

(a)  any misrepresentation, breach of warranty or failure to perform any covenant or agreement of PVx contained in this Agreement or the PVx Certificate;

(b)  any failure of any PVx Shareholder to have good, valid and marketable title to the issued and outstanding PVx Shares issued in the name of such PVx Shareholder, free and clear of all Security Interests; or

(c)  any claim by a shareholder or former shareholder of PVx, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of PVx; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Nevada General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or Bylaws of PVx; or (iv) any claim that his, her or its shares were wrongfully repurchased by PVx.

6.2  Indemnification by NVS. NVS shall indemnify the PVx Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by them resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of NVS or the Acquisition Subsidiary contained in this Agreement or NVS Certificate.

6.3  Indemnification by NVS Shareholder. Harry Jose (the “NVS Shareholder”) shall indemnify the PVx Shareholders and the Surviving Corporation in respect of, and hold them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by PVx, the Surviving Corporation or any Affiliate thereof resulting from, relating to or constituting:

(a)  any misrepresentation, breach of warranty or failure to perform any covenant or agreement of NVS or the Acquisition Subsidiary contained in this Agreement or the NVS Certificate;

(b)  any failure of any shareholder of NVS to have good, valid and marketable title to the issued and outstanding NVS Shares issued in the name of such shareholder, free and clear of all Security Interests; or

(c)  any claim by a shareholder or former shareholder of NVS, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of NVS; (ii) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote; or (iii) any rights under the Articles of Incorporation or Bylaws of the NVS.

To the extent that any of the representations or warranties of NVS or the Acquisition Subsidiary are qualified by "knowledge" or "belief," the NVS Shareholder represents and warrants that he has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of their respective directors, officers and key personnel

NVS Shareholder hereby irrevocably waives any and all right to contribution from, subrogation to or recovery against NVS or Surviving Corporation with respect to any liability of any Company Shareholder that may arise under or pursuant to this Section 6.3 or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Agreement or such other agreements and documents contemplated hereby. NVS Shareholder agrees that NVS and the Surviving Corporation may proceed against NVS Shareholder under this Section 6.3 without proceeding against any other party for indemnification with respect to the matters set forth in subsections 6.3(a), 6.3(b), 6.3(c) or pursuant to any such other agreement or document..

6.4  Survival of Representations and Warranties. All representations and warranties contained in this Agreement, PVx Certificate or NVS Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of NVS or the Indemnifying Shareholders and (b) shall expire on the date two years following the Closing Date. If NVS delivers to a PVx Shareholder, before expiration of a representation or warranty, either a claim notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, NVS reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of NVS, NVS shall promptly so notify the PVx Shareholders.

6.5  Limitations on NVS's Claims for Indemnification.

(a)  Notwithstanding anything to the contrary herein, NVS shall not be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article II unless and until the aggregate of all such Damages paid or payable by the PVx Shareholders collectively exceeds $250,000 (the "Damages Threshold") and then, if such aggregate threshold is reached, NVS shall only be entitled to recover for Damages in excess of such respective threshold; and in no event shall any Indemnifying Stockholder be liable under this Article VI for an aggregate amount whether paid in cash or in shares of NVS Common Stock, greater than the product of the number of Merger Shares received by such Indemnifying Stockholder, pursuant to Section 1.5 above, multiplied by the Value. For purposes of the preceding sentence, each Merger Share delivered by a party in payment of his or its obligations under this Article VI shall be valued at the Value. The Value shall be the fair market value of each Merger Share, determined in good faith by the Board of Directors of the Surviving Corporation.

(b)  Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(c)  No PVx Stockholder shall have any right of contribution against PVx or the Surviving Corporation with respect to any breach by PVx of any of its representations, warranties, covenants or agreements. The amount of Damages recoverable by NVS under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by NVS with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by NVS, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII

MISCELLANEOUS

8.1  Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or regulation (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of PVx Shareholders.

8.3  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

8.4  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.5  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.6  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Pure Vanilla eXchange, Inc., notice shall be sent to:	Steven Yevoli, President
Pure Vanilla eXchange 144 E. 44th Street New York, NY 10017

with a copy to:	Robert F. Mechur, Esq.
2400 Chase Square Rochester, NY 14604 (585) 232-5300

If to NVS Entertainment, Inc. or NVS Acquisition Corp, notice shall be sent to:	Harry Jose
9811 Independence Avenue Chatsworth, CA 91311

with a copy to:	Gary Wykidal,
245 Fischer Ave, Suite A1
Costa Mesa, CA 92626-4553

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Nevada.

8.9  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time Approval shall be subject to any restrictions contained in the Nevada General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Pure Vanilla eXchange, Inc.

By: /s/     Steven Yevoli
Steven Yevoli, President

NVS Entertainment, Inc.

By: /s/     Harry Jose
Harry Jose, President

NVS Acquisition Corp.

By: /s/     Harry Jose
Harry Jose, President

For purposes of agreeing to be bound
by the provisions of Section 6.3:

/s/           Harry Jose
Harry Jose